MAIDENFORM BRANDS, INC. REPORTS 2011 RESULTS AND PROVIDES GUIDANCE FOR 2012

Company reports 2011 net sales of $606 million and Reported EPS of $1.42 (adjusted EPS of $1.73).

Iselin, New Jersey, March 7, 2012—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel today reported results for the fourth quarter and fiscal full year 2011.

•	Net sales increased 5.0% and 8.9% for the fourth quarter and full year, respectively
•	Department stores and national chain stores channel net sales increased 2.4% and 5.1% for the fourth quarter and full year, respectively
•	Mass merchant channel net sales increased 16.3% and 23.8% for the fourth quarter and full year, respectively
•	Other channel net sales decreased 7.3% and 3.8% for the fourth quarter and full year, respectively
•	Retail segment net sales increased 9.7% and 7.3% for the fourth quarter and full year, respectively
•	Shapewear net sales increased 25.2% and 25.1% for the fourth quarter and full year, respectively
•	International net sales increased 24.3% and 22.7% for the fourth quarter and full year, respectively
•	Donna Karan net sales increased 41.8% and 41.3% for the fourth quarter and full year, respectively
•	Reported loss per share of $(0.13) and EPS of $1.42 for the fourth quarter and full year, respectively
•	2011 reported EPS includes charges in the fourth quarter and full year of $0.13 per share and $0.31 per share, respectively, relating to a litigation settlement, discontinuation of a product line and a workforce reduction (see Exhibit 2 of this press release for further details)
•	2011 EPS excluding these items was $0.00 for the fourth quarter and $1.73 for the full year

“We achieved solid top line results in total for the third year in a row, with strength across our major strategic priorities, including shapewear, international, mass merchants, Donna Karan International and direct to consumer” stated Maurice S. Reznik, Chief Executive Officer. “Near term gross margin pressures yielded depressed results for 2011 overall. We have taken actions to address these issues, including cost reductions and improvements to our supply chain that we expect will yield meaningful acceleration in margins and profits, particularly in the back half of 2012 and beyond.”

Financial Results for Fourth Quarter 2011 versus Fourth Quarter 2010

Net sales for the fourth quarter of 2011 increased $5.9 million, or 5.0%, to $124.5 million. Wholesale segment net sales for the fourth quarter of 2011 increased $4.6 million, or 4.4%, to $109.8 million. Retail segment net sales for the fourth quarter of 2011 increased $1.3 million, or 9.7%, to $14.7 million.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores

Net sales for the department stores and national chain stores channel increased $1.2 million, or 2.4%, to $51.9 million for the fourth quarter of 2011. This increase was due to solid performance in the shapewear and bra categories assisted by our Donna Karan business and international growth.

Mass Merchants

Mass merchant channel net sales increased $5.1 million, or 16.3%, to $36.3 million for the fourth quarter of 2011. This increase was led by expanded assortments, new placements, which resulted in increased replenishment of the Company’s shapewear category, and increased replenishment of the Company’s bra category. Partially offsetting these increases was a decrease in the bra category with a mass customer.

Other

Net sales in the other channel decreased $1.7 million, or 7.3%, to $21.6 million for the fourth quarter of 2011 primarily from an expected decline in private label sales to a specialty retailer which more than offset sales increases at off-price retailers.

Total international net sales, which are included in the wholesale segment, increased $2.8 million, or 24.3%, to $14.3 million. International sales benefited primarily from increased sales in Canada, the United Kingdom and Mexico.

Retail Segment

Total retail segment net sales increased $1.3 million, or 9.7%, to $14.7 million. Same store sales, defined as outlet stores that have been open for more than one year, increased 7.2%. Internet sales increased $0.5 million, or 41.7%, to $1.7 million for the fourth quarter of 2011. The retail segment operated 74 retail outlet stores as of the end of the fourth quarter of 2011 and 73 retail outlet stores as of the end of the fourth quarter of 2010.

Consolidated gross profit decreased $12.3 million, or 29.6%, to $29.2 million for the fourth quarter of 2011. As a percentage of net sales, consolidated gross margins were 23.5% for the fourth quarter of 2011 versus 35.0% for the fourth quarter of 2010. The decrease in gross margins was primarily a result of the discontinuation of a product line and inventory related clearing costs.

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Consolidated selling, general and administrative expenses (SG&A) increased $4.2 million, or 14.0%, to $34.1 million for the fourth quarter of 2011 which included $1.2 million for severance expense related to a corporate workforce reduction of approximately 8% or 25 employees. As a percentage of net sales, SG&A increased to 27.4% for the fourth quarter of 2011 compared to 25.2% for the fourth quarter of 2010. Additionally, fourth quarter expenses increased as a result of increased payroll and related benefits with targeted new positions as well as increased variable distribution costs, and increased retail operating expenses. Partially offsetting these increases was a decrease in professional fees.

Due to all of the factors described above, operating loss for the fourth quarter of 2011 was $(4.9) million, or (3.9%) of net sales, compared to operating income of $11.6 million, or 9.8% of net sales, for the fourth quarter of 2010. Continued operating income for the fourth quarter 2011, excluding the discontinuation of a product line and the workforce reduction costs previously mentioned, was $0.1 million, or 0.1% of net sales.

Net interest expense for the fourth quarter of 2011 was unchanged at $0.3 million compared to the fourth quarter of 2010.

The Company’s effective income tax rate for the fourth quarter of 2011 was 40.5% compared to 40.8% for the fourth quarter of 2010.

Net (loss) income for the fourth quarter of 2011 and 2010 was $(3.1) million and $6.7 million, respectively, and loss per share was $(0.13) and EPS was $0.29, respectively. Excluding the items previously mentioned, adjusted fourth quarter EPS was $0.00 in 2011.

Financial Results for Fiscal 2011 versus Fiscal 2010

Net sales for 2011 increased $49.6 million, or 8.9%, to $606.3 million. The improvement over 2010 was driven by all channels of distribution except for the other channel.

Wholesale segment net sales for 2011 increased $45.5 million, or 9.1%, to $545.8 million resulting from sales increases in the Company’s mass merchant channel of $37.7 million, or 23.8%, followed by the department stores and national chain stores channel with sales increases of $11.9 million, or 5.1%. These increases were a result of expanded assortments, new placements, and increased replenishment orders across the Company’s categories of business with shapewear being the most notable, and strong sales in the international and Donna Karan businesses. Total international net sales increased $10.8 million, or 22.7%, to $58.4 million, resulting from increased sales in most major markets in which the Company does business, including the United Kingdom, Canada and Mexico, as well as the benefit of favorable currency exchange rates.

Retail segment net sales increased $4.1 million, or 7.3%, to $60.5 million. Same store sales for Maidenform’s retail outlet stores increased 4.0%. This increase was driven by increases in the panties and shapewear categories. Internet sales increased $1.6 million, or 31.4%, to $6.7 million.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

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Consolidated gross profit decreased $8.9 million, or 4.4%, to $191.4 million for 2011. As a percentage of net sales, consolidated gross margins were 31.6% versus 36.0% for the same period in 2010. The decrease in the gross margin is due to the same drivers sited above along with changes in the Company’s channel and product mix.

Consolidated SG&A increased $8.2 million, or 6.6%, to $132.1 million for 2011 with $1.2 million for severance expense related to a corporate workforce reduction of approximately 8% or 25 employees. As a percentage of net sales, SG&A decreased to 21.8% for 2011 compared to 22.3% for 2010. The remaining increase was a result of increased payroll and related benefits associated with targeted new positions and merit increases, and increased variable distribution and occupancy costs, that were partially offset by lower incentive compensation and a reduction in professional and consulting fees. In addition, the Company increased its retail operating expenses resulting from increased sales and store lease renewals.

Operating income for 2011 was $52.5 million, or 8.7% of net sales, compared to $76.4 million, or 13.7% of net sales, for 2010. Continued operating income for 2011, excluding the litigation settlement, discontinuation of a product line and the workforce reduction costs previously mentioned, was $64.3 million, or 10.6% of net sales.

The Company’s effective income tax rate for 2011 was 35.6% compared to 39.9% for 2010. The lower effective rate for 2011 is primarily a result of the discrete items recorded during the year such as the utilization of research and development credits and non-recurring state income tax benefits, including the impact of the New Jersey tax law change enacted in the second quarter of 2011.

Net income for 2011 and 2010 was $33.2 million and $45.3 million, respectively, and EPS was $1.42 and $1.94, respectively. Excluding the litigation settlement, discontinuation of a product line and the workforce reduction costs of $7.2 million after tax, or $0.31 EPS, net income was $40.4 million, or EPS of $1.73.

Total cash and cash equivalents as of December 31, 2011 were $68.0 million compared to $73.2 million as of January 1, 2011. The Company’s outstanding debt was $69.1 million as of December 31, 2011 versus $70.2 million as of January 1, 2011.

Financial Performance Guidance for 2012:

2012 First Quarter Outlook:

•	Total net sales in the $150 to $155 million range
•	EPS in a range of 22 cents to 26 cents per share

2012 Full Year Trend:

•	Total Company sales growth of 1.5% to 3.5% over 2011
•	$15 to $25 million expected decline in 2012 private label sales to a specialty retailer which will depress EPS by roughly 10 to 15 cents versus 2011
•	Sales growth of 5% to 7% excluding the sales decline at a specialty retailer

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•	EPS in a range of $1.75 to $1.85 per share

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, March 7, 2012 at 8:30 am ET to discuss its fourth quarter and full year 2011 results, in addition to providing an update on its business. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.” The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through March 21, 2012 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 73679635.

About Maidenform Brands, Inc.

Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During its 90-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Luleh®, Maidenform’s Charmed®, Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 63 countries and territories outside the United States.

Maidenform Contact:

Chris Vieth

Chief Operating Officer & Chief Financial Officer

(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; disputes with third parties for infringement or misappropriation of their proprietary rights; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

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MAIDENFORM BRANDS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	December 31 ,	January 1,
	2011	2011
Assets
Current assets
Cash and cash equivalents	$68,041	$73,221
Accounts receivable, net	54,517	41,431
Inventories	113,200	89,340
Deferred income taxes	15,357	14,477
Prepaid expenses and other current assets	14,310	7,659
Total current assets	265,425	226,128
Property, plant and equipment, net	29,497	25,898
Goodwill	7,162	7,162
Intangible assets, net	92,765	93,855
Other non-current assets	386	540
Total assets	$395,235	$353,583

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	38,425	30,714
Accrued expenses and other current liabilities	24,967	26,616
Total current liabilities	64,492	58,430
Long-term debt	67,950	69,050
Deferred income taxes	25,108	24,657
Other non-current liabilities	14,497	10,784
Total liabilities	172,047	162,921

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized; 24,399,732 shares issued and 22,922,969 outstanding at December 31, 2011 and 24,399,746 shares issued and 22,781,740 outstanding at January 1, 2011	244	244
Additional paid-in capital	78,362	76,091
Retained earnings	181,227	148,641
Accumulated other comprehensive loss	(8,301)	(4,218)
Treasury stock, at cost (1,476,763 shares at December 31, 2011 and 1,618,006 shares at January 1, 2011)	(28,344)	(30,096)
Total stockholders’ equity	223,188	190,662
Total liabilities and stockholders’ equity	$395,235	$353,583

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MAIDENFORM BRANDS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		For the Years Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011

Net sales	$124,516	$118,617	$606,327	$556,709
Cost of sales	95,313	77,055	414,900	356,364
Gross profit	29,203	41,562	191,427	200,345
Selling, general and administrative expenses	34,091	29,946	132,202	123,982
Litigation settlement	-	-	6,750	-
Operating (loss) income	(4,888)	11,616	52,475	76,363

Interest expense, net	280	256	969	1,054
(Loss) income before provision for income taxes	(5,168)	11,360	51,506	75,309
Income tax (benefit) expense	(2,093)	4,635	18,314	30,029
Net (loss) income	$(3,075)	$6,725	$33,192	$45,280
Basic (loss) earnings per common share	$(0.13)	$0.30	$1.45	$1.99
Diluted (loss) earnings per common share	$(0.13)	$0.29	$1.42	$1.94
Basic weighted average number of shares outstanding	22,918,027	22,779,240	22,855,196	22,737,207
Diluted weighted average number of shares outstanding	22,918,027	23,315,131	23,332,405	23,383,311

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MAIDENFORM BRANDS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Years Ended
	December 31,	January 1,
	2011	2011
Cash flows from operating activities
Net income	$33,192	$45,280
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	4,706	3,654
Amortization of intangible assets	1,090	1,111
Amortization of deferred financing costs	178	202
Stock-based compensation	4,048	3,033
Deferred income taxes	1,317	2,604
Excess tax benefits related to stock-based compensation	(1,075)	(7,719)
Bad debt expense	47	(437)
Other non-cash items	43	1,176
Net changes in operating assets and liabilities
Accounts receivable	(13,754)	1,753
Inventories	(24,753)	(11,769)
Prepaid expenses and other current and non-current assets	(3,525)	217
Accounts payable	7,779	(12,751)
Accrued expenses and other current and non-current liabilities	(2,004)	(280)
Income taxes payable	(2,927)	5,242
Net cash provided by operating activities	4,362	31,316
Cash flows from investing activities
Capital expenditures	(8,585)	(6,884)
Net cash used in investing activities	(8,585)	(6,884)
Cash flows from financing activities
Term loan repayments	(1,100)	(17,100)
Proceeds from stock options exercised	1,545	2,460
Excess tax benefits related to stock-based compensation	1,075	7,719
Payments of capital lease obligations	(283)	(92)
Purchase of common stock for treasury	(1,961)	(32,352)
Payments of employee withholding taxes related to equity awards	(1,288)	(898)
Net cash used in financing activities	(2,012)	(40,263)
Effects of exchange rate changes on cash	1,055	(107)
Net decrease in cash	(5,180)	(15,938)
Cash and cash equivalents
Beginning of period	73,221	89,159
End of period	$68,041	$73,221

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$973	$988
Income taxes	$19,331	$21,965

Supplemental schedule of non-cash investing and financing activities
Treasury stock issued related to equity award activity	$5,001	$12,126
Equipment acquired with capital lease obligations	$-	$603

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Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES

SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX

(in millions)

(unaudited)

	Three Months Ended
	December 31,	January 1,	$	%
	2011	2011 (a)	change	change
Department stores and national chain stores	$51.9	$50.7	$1.2	2.4%
Mass merchants	36.3	31.2	5.1	16.3
Other	21.6	23.3	(1.7)	(7.3)
Total wholesale	109.8	105.2	4.6	4.4

Retail	14.7	13.4	1.3	9.7

Total consolidated net sales	$124.5	$118.6	$5.9	5.0%

	For the Years Ended
	December 31,	January 1,	$	%
	2011	2011 (a)	change	change
Department stores and national chain stores	$245.2	$233.3	$11.9	5.1%
Mass merchants	196.2	158.5	37.7	23.8
Other	104.4	108.5	(4.1)	(3.8)
Total wholesale	545.8	500.3	45.5	9.1

Retail	60.5	56.4	4.1	7.3

Total consolidated net sales	$606.3	$556.7	$49.6	8.9%

(a) Prior period amounts in this table have been reclassified to conform to the current year presentation.

	Three Months Ended		For the Years Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011
Bras	49%	55%	55%	61%
Shapewear	44	37	38	33
Panties	7	8	7	6
	100%	100%	100%	100%

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Exhibit 2

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES

DILUTED EARNINGS PER SHARE GAAP TO NON-GAAP RECONCILIATION SCHEDULE

(unaudited)

The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure is important in gaining an understanding of the Company’s ongoing business and provides for comparative results from period to period. In addition, the Company uses this non-GAAP measure internally to assist in evaluating and managing the Company’s operations.

	Three Months Ended		For the Years Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011

Reported diluted (loss) earnings per share	$(0.13)	$0.29	$1.42	$1.94
Adjustments:
Litigation settlement	-	-	0.18	-
Workforce reduction	0.03	-	0.03	-
Discontinuation of a product line	0.10	-	0.10	-
Non-GAAP diluted earnings per share	$-	$0.29	$1.73	$1.94

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